EXHIBIT 99.1

                                [GRAPHIC OMMITED]
                            MEASUREMENT SPECIALTIES

Contact:  Joseph R. Mallon, Jr., Chairman
          973  808-1819

          Boutcher & Boutcher Investor Relations
          Aimee Boutcher
          973  239-2878
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

          MEASUREMENT SPECIALTIES APPOINTS NEW CHIEF FINANCIAL OFFICER

     Fairfield, NJ, July 26, 2002 - Measurement Specialties (AMEX: MSS) announced today the appointment of John P. Hopkins as Chief Financial Officer.

      Mr. Hopkins has twenty years of experience in finance, accounting and auditing. Most recently he was Vice President, Finance at Cambrex Corporation, a NYSE listed company. Previously, he held various senior financial positions at ARCO Chemical and was an Audit Manager at PricewaterhouseCoopers. Mr. Hopkins holds a B.S. in Accounting from West Chester University, and an MBA from Villanova University.

     Frank Guidone, Chief Executive Officer of Measurement Specialties, commented, "We chose our new CFO carefully. John has the right combination of experience and talent to be a key contributor to our current restructuring, as well as creating a strengthened financial infrastructure for the future.

     John Hopkins added "I come to Measurement Specialties ready for challenges, but, I am joining because of the opportunity I see here to help return the Company to profitability."

     Measurement Specialties is a designer and manufacturer of sensors, and sensor-based consumer products. Measurement Specialties produces a wide variety of sensors that use advanced technologies to measure precise ranges of physical characteristics, including pressure, motion, force, displacement, angle, flow, and distance. Measurement Specialties uses multiple advanced technologies, including piezoresistive, application specific integrated circuits (ASICs),


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micro-electromechanical systems (MEMS), piezopolymers, and strain gages to allow their sensors to operate precisely and cost effectively.

     This release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, statements regarding expected losses, estimated sales, possible restatement of financial statements, expected noncompliance with bank covenants, causes for losses, success of measures to reduce debt, and ability to return to profitability. Forward looking statements may be identified by such words or phases as "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "projected", "may", or similar expressions. The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results, valuation of inventory, integration and expected cost reductions, profitability and cash flow to differ materially include: conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in identifying, financing and integrating acquisition candidates; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company is involved in an announced active acquisition program. Forward looking statements do not include the impact of acquisitions, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.


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